EXHIBIT 10(e)(14)

Annual Performance Incentive Plan for 2010 (“2010 APIP”)

Under the 2010 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for 2010, expressed as a percentage of base salary, for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall threshold, target and maximum measures of performance for the 2010 APIP. The performance measures and weightings were adjusted Earnings per Share (weighted at 40%), Cash Flow from Operations (weighted at 40%) and Pro Forma Revenue Growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

The performance against the 2010 APIP goals was as follows: adjusted earnings per share and cash flow from operations exceeded maximum, and pro forma constant currency revenue growth was at target.